CST Brands and CrossAmerica Announce Agreement Regarding California and Wyoming Fuel Supply

•	CrossAmerica and CST agree on $18.2 million refund for California and Wyoming Fuel Supply

SAN ANTONIO, TX and ALLENTOWN, PA, July 7, 2016 - CST Brands (NYSE: CST) and CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or “the Partnership”) announced today that it has reached an agreement regarding the refund associated with CST’s sale of its California and Wyoming stores.
With today’s announced closing of the sale of 79 California and Wyoming sites by subsidiaries of CST Brands, Inc. to 7-Eleven, CST has agreed to compensate CrossAmerica for the decrease in revenues related to its 17.5% interest in CST’s wholesale fuel business, CST Fuel Supply LP.  CST and the Partnership have agreed to a refund of a portion of the 2015 purchase price paid by the Partnership for its ownership interest in CST Fuel Supply, as it relates to the approximately 191 million gallons sold annually to the 79 California and Wyoming sites that were sold to 7-Eleven. The total refunded consideration is approximately $18.2 million.
The independent executive committee of the board of directors of CST Brands and the independent conflicts committee of the board of directors of the general partner of CrossAmerica have reviewed and approved the terms and amount of the refund.

About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST), a Fortune 500 Company, is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs over 14,000 Team Members at over 2,000 locations throughout the Southwestern United States, Georgia, Florida, New York and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell fuel and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. CST also owns the general partner of CrossAmerica Partners LP, a master limited partnership and wholesale distributor of fuels, based in Allentown, Pennsylvania. For more information about CST, please visit www.cstbrands.com.

About CrossAmerica Partners LP
CrossAmerica Partners is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of CST Brands, Inc., one of the largest independent retailers of motor fuels and convenience merchandise in North America.  Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to more than 1,250 locations and owns or leases more than 800 sites. With a geographic footprint covering 29 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo and Marathon. CrossAmerica Partners ranks as one of ExxonMobil's largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contacts

Investors:
Randy Palmer, 210-692-2160
Karen Yeakel, 610-625-8005

Media:
Lisa Koenig, 210-692-2659

Forward-Looking Statements
This press release and any oral statements made regarding the subjects of this release may contain forward-looking statements of CrossAmerica Partners, which may include, but are not limited to, statements regarding CrossAmerica Partners’ plans, objectives, expectations and intentions and other statements that are not historical facts, including statements identified by words such as "outlook," "intends," "plans," "estimates," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "anticipates," "foresees," or the negative version of these words or other comparable expressions. All statements addressing operating performance, events, or developments that CrossAmerica Partners expects or anticipates will occur in the future, including statements relating to the acquisitions, consideration that may be subject to adjustment, and closing conditions, revenue growth and earnings or earnings per unit growth, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements. The forward-looking statements are based upon CrossAmerica Partners’ current views and assumptions regarding future events and operating performance and are inherently subject to significant business, economic and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond each of the company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by CrossAmerica Partners on its website or otherwise. CrossAmerica Partners does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although CrossAmerica Partners does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the companies cannot guarantee their accuracy. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the factors discussed in this report and those described in the “Risk Factors” section of the CrossAmerica Partners’ Form 10-K or 10-Qs filed with the Securities and Exchange Commission as well as in CrossAmerica Partners’ other filings with the Securities and Exchange Commission. No undue reliance should be placed on any forward-looking statements.